Exhibit 23.3

CONSENT OF INDEPENDENT AUDITORS

We consent to the incorporation by reference in the Registration Statements on Form S-3 (No. 333-104628) and Form S-8 (No. 333-65376) of Accenture Ltd of our report dated November 7, 2003 relating to the financial statements of the Accenture Ltd 2001 Employee Share Purchase Plan as of and for the years ended August 31, 2003 and 2002, which report appears in this Form 10-K of Accenture Ltd.

/s/ KPMG LLP
Chicago, Illinois
November 14, 2003